    As filed with the Securities and Exchange Commission on October 24, 1996
                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

             Registration Statement Under The Securities Act of 1933

                          NAPCO SECURITY SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

         DELAWARE                                        11-2277818
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                     Identification Number)

  333 BAYVIEW AVENUE                                       11701
AMITYVILLE, NEW YORK                                     (Zip Code)
(Address of Principal Executive Offices)

                        1992 INCENTIVE STOCK OPTION PLAN

                            (Full Title of the Plan)

                                 KEVIN S. BUCHEL
                 Senior Vice President of Operations and Finance
                          Napco Security Systems, Inc.
                               333 Bayview Avenue
                           Amityville, New York 11701

                     (Name and address of agent for service)

                                 (516) 842-9400

          (Telephone number, including area code, of agent for service)

                                 With a copy to:

                             ANTHONY B. BARTON, ESQ.
                           Curto Barton & Alesi, P.C.
                            One Huntington Quadrangle
                               Melville, NY 11747
                                 (516) 293-1300

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed                   Proposed
Title of Securities  Amount to be    maximum offering     maximum aggregate       Amount of
to be registered (1)   Registered    price per share (2)    offering price     registration fee
--------------------   ----------    -------------------    --------------     ----------------
  Common Stock,
 par value $0.01        814,733            $3.82               $3,112,281           $1,074

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and based on the average of the high and low prices of the Common Stock of Napco Security Systems, Inc. on the National Association of Securities Dealers Automated Quotation System on October 22, 1996.

                          NAPCO SECURITY SYSTEMS, INC.

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)
                              UP TO 814,733 SHARES

                        PROSPECTUS DATED OCTOBER 24, 1996

          This Prospectus relates to up to 814,733 shares of common stock, par value $0.01 per share (the "Common Stock"), and associated stock options of Napco Security Systems, Inc., a Delaware corporation (the "Company"), which have previously been issued or may in the future be issued to certain key employees of the Company and its subsidiaries pursuant to awards granted under the Company's 1992 Incentive Stock Option Plan, as amended (the "Plan") to be sold by the selling stockholders named in "Selling Stockholders" and in Annex I hereto (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the Common Stock, except the option exercise price.

         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY PRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          No person is authorized to give any information or to make any representations in connection with the offer made in this Prospectus other than as contained herein and any information or representation not contained herein must not be relied upon as having been authorized by the Company.

                              AVAILABLE INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities) with respect to the Common Stock and associated stock options pursuant to the Plan and to be sold by the Selling Stockholders pursuant to this Prospectus (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith filed reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

           The following documents of the Company heretofore filed with the Commission are hereby incorporated herein by reference:

           (1) Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Commission File No. 0-10004;

           (2) 1982 Amended and Restated Incentive Stock Option Plan (extended
1992) contained in Exhibit 10(b) of the Registrant's Form 10-K for the fiscal year ended June 30, 1991; and

           (3) Amended and Restated 1992 Incentive Stock Option Plan contained in Exhibit 4(a) of Part II of the Registrant's Registration Statement on Form S-8, declared effective on October 24, 1996.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents.

          The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the information incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written requests should be directed to Napco Security Systems, Inc., 333 Bayview Avenue, Amityville, New York 11701, Attention: Senior Vice President of Operations and Finance. Telephone requests should be directed to the Senior Vice President of Operations and Finance (516-842-9400).

                                   THE COMPANY

          The term "Company" as used in this Prospectus includes Napco Security Systems, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of the Company are located at 333 Bayview Avenue, Amityville, New York 11701 and its telephone number is (516) 842-9400.

                              SELLING STOCKHOLDERS

          The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling
Stockholder: (i) owned of record and (ii) to be offered pursuant to this Prospectus; and (c) the amount and the percentage of the class of Common Stock that will be owned by each Selling Stockholder after completion of the offering. The information contained in Annex I may be amended or supplemented.

                              PLAN OF DISTRIBUTION

         Under the Company's 1992 Incentive Stock Option Plan, as amended ("1992 Plan") which was approved by vote of the stockholders of the Company at the 1992 Annual Meeting (extending the 1982 plan for an additional ten years), incentive stock options to purchase up to an aggregate of 727,933 shares of Common Stock as adjusted (plus the shares at the time subject to options) or a total of 815,933 shares may be granted at fair market value to key employees during the ten-year period ending in October 2002. Since June 30, 1992 options for 1,200 shares have been exercised. At June 30, 1996, 738,733 shares were available for grant under the 1992 Plan. Options to purchase a total of 76,000 shares of Common Stock were outstanding under the 1992 Plan on June 30, 1996, with exercise prices of $2.25 to $4.375 per share. The incentive stock options included in the foregoing tabulation expire five years from the date of grant, are non-transferable and are exercisable beginning with the date of grant in 20 percent cumulative yearly installments.

        Sales of the Common Stock offered hereby may be made NASDAQ or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder except for the option exercise price. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by such stockholder.

          The Common Stock may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to Sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

           The Company has informed the Selling Stockholders of the need for delivery of a copy of this Prospectus in connection with all offers to sell shares of Common Stock. There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock covered by this Prospectus.

                                     EXPERTS

          The consolidated financial statements, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                    ANNEX I*

                                                          Shares to be Beneficially
                                                          Owned upon Completion of
                        Shares of Common                      Offering (1)
Name and Relationship   Stock Beneficially   Shares       -------------------------
to Napco Security         Owned as of        Offered
Systems, Inc.           October 1, 1996      Hereby       Number      Percent
-----------------       ------------------   --------     ------      -------
Employees during
last three years
except where noted
by**
Ayers, E.**                  0                1,000        1,000        .02%
Bolton, G.                   0                1,000        1,000        .02%
Buccola, C.                200                4,000        4,200        .10%
Buchel, K.                   1               15,000       15,001        .35%
Budzioch, E.**               0                1,000        1,000        .02%
Bukofsky, A.                 0                1,000        1,000        .02%
Collins, C.                  0                2,500        2,500        .06%
Corsale, C.                  0                1,000        1,000        .02%
Hanselman, C.                0                1,000        1,000        .02%
Johannson, K.                0               11,500       11,500        .27%
Jones, S.                    0                2,000        2,000        .05%
Karl, T.                     0                3,000        3,000        .07%
Keel, F.                     0                2,000        2,000        .05%
Mahoney, K.                  0                1,000        1,000        .02%
Mcbride, G.                450                1,000        1,450        .03%
Mcbride. M.                500                2,000        2,500        .06%
Murray, A.                   0                  500          500        .01%
Paladino, R.             2,625                7,000        9,625        .22%
Potter, D.                   0                1,000        1,000        .02%
Rappaport, J.                0                1,000        1,000        .02%
Russotto, J.                 0                2,000        2,000        .05%
Scardino, J.               400                2,000        2,400        .06%
Schettino, R.                0                1,000        1,000        .02%
Schramme, S.                 0                1,000        1,000        .02%
Shaw, A.                17,025                4,000       21,025        .48%
Sheffey, D.              2,400                2,000        4,400        .10%
Strom, B.                    0                2,500        2,500        .06%
Thomas R.                    0                1,000        1,000        .02%
Zambenedetti, R.             0                1,000        1,000        .02%

Future grantees
 of stock options            0              738,733      738,733      16.91%
                        ------              -------      -------      ------

Totals                  23,601              814,733      838,334      19.19%
                        ======              =======      =======      ======

---------------------

* To be completed by amendment

(1) Assumes that all options are exercised and all shares offered are sold, that no additional shares will be purchased and that no additional shares will be sold.

PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference:

(1) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 Commission File;

(2) 1982 Amended and Restated Incentive Stock Option Plan (extended 1992) contained in Exhibit 10(b) of the Registrant's Form 10-K for the fiscal year ended June 30, 1991.
          All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

         Under the Company's 1992 Incentive Stock Option Plan, as amended ("1992 Plan") which was approved by vote of the stockholders of the Company at the 1992 Annual Meeting (extending the 1982 plan for an additional ten years), incentive stock options to purchase up to an aggregate of 727,933 shares of Common Stock as adjusted (plus the shares at the time subject to options) or a total of 815,933 shares may be granted at fair market value to key employees during the ten-year period ending in October 2002. Since June 30, 1992 options for 1,200 shares have been exercised. At June 30, 1996, 738,733 shares were available for grant under the 1992 Plan. Options to purchase a total of 76,000 shares of Common Stock were outstanding under the 1992 Plan on June 30, 1996, with exercise prices of $2.25 to $4.375 per share. The incentive stock options included in the foregoing tabulation expire five years from the date of grant, are non-transferable and are exercisable beginning with the date of grant in 20 percent cumulative yearly installments.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the issuance of the shares of Common Stock offered pursuant to the Prospectus will be passed on for the Registrant by Curto Barton & Alesi, P.C., counsel for the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware empowers the Registrant to indemnify, subject to the standards set forth therein, any person in connection with any action, suit of proceeding brought or threatened by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving as such with respect to another corporation at the request of the Registrant. The Registrant indemnifies its directors and officers to the fullest extent permissible under the General Corporation Law of Delaware. The General Corporation Law of Delaware also provides that the Registrant may purchase insurance on behalf of any such director, officer, employee or agent. The Registrant has purchased insurance on behalf of its officers and directors.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         4(a)     Amended and Restated 1992 Incentive Stock Option
                  Plan

         4(b)     Articles of Incorporation of the Registrant
                  (incorporated by reference to Exhibit 3(a) of the Annual Report of the Registrant on Form 10-K for the fiscal year ended June 30, 1988

         4(c) By-laws of the Registrant (incorporated by reference to Exhibit 3(b) of the Annual Report of the Registrant on Form 10-K for the fiscal year ended June 30, 1988)

         5(a)     Opinion of Curto Barton & Alesi, P.C.

         24(a)    Consent of Arthur Andersen LLP

         24(b)    Consent of Curto Barton & Alesi, P.C.
                  included in Exhibit 5(a))

ITEM 9.           UNDERTAKINGS.

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registrant Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amityville, State of New York, on this 22nd day of October, 1996.

                                              NAPCO SECURITY SYSTEMS, INC.

                                              By:/s/ Kevin S. Buchel
                                                 ------------------------------
                                                 Kevin S. Buchel,
                                                 Senior Vice President of
                                                    Operations and Finance

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                           Date
---------                       -----                           ----

/s/ Richard Soloway             Chairman of the Board           October 22, 1996
------------------------        of Directors and
Richard Soloway                 Secretary, (Co-Principal
                                Executive Officer) and
                                Director


/s/ Kenneth Rosenberg          President and Treasurer          October 22, 1996
------------------------       (Co-Principal Executive
Kenneth Rosenberg              Officer) and Director


/s/ Randy Blaustein             Director                        October 22, 1996
------------------------
Randy Blaustein

/s/ Andrew J. Wilder            Director                        October 22, 1996
------------------------
Andrew J. Wilder

/s/ Kevin S. Buchel             Senior Vice President           October 22, 1996
------------------------        of Operations and
Kevin S. Buchel                 Finance (Principal
                                Financial and Accounting
                                Officer)



                                  EXHIBIT INDEX

                                                                     Sequentially
Exhibit                                                              Numbered
Number      Description                                              Page
------      -----------                                              ----

4(a)        Amended and Restated 1992 Incentive
            Stock Option Plan ...................................    E-1

4(b)        Articles of Incorporation of the Registrant
            (incorporated by reference to Exhibit 3(a) of the Annual Report of the Registrant on Form 10-K for the fiscal year ended June 30, 1988)

4(c) By-laws of the Registrant (incorporated by reference to Exhibit 3(b) of the Annual Report of the Registrant on Form 10-K for the fiscal year ended
            June 30, 1988

5(a)        Opinion and Consent of
            Curto Barton & Alesi, P.C. ..........................    E-10

24(a)       Consent of Arthur Andersen LLP ......................    E-12

24 (b)      Consent of Curto Barton & Alesi, P.C.
            (included in Exhibit 5(a))

                                       E-i